MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, made as of August 5th, 2019 by and between Players Network Inc., a Nevada corporation, hereinafter referred to as PNI, and GLFI, Inc., a Wyoming corporation and wholly-owned subsidiary of PNI, hereinafter referred to as Manager.

WITNESSETH:

WHEREAS, on or about December 13, 2018, PNI entered into a Cooperation Agreement Framework for the Advancement of the Province of Jujuy’s Promotion Program for the Cultivation and Production of Cannabis for Scientific, Medical and/or Therapeutic Purposes (the “Cooperative Agreement”) with Cannabis Avatara S.E. (“Cannava”), a state owned corporation duly organized and validly existing under the laws of the Republic of Argentina;

WHEREAS, Cannava was created by the Province of Jujuy Argentina, to cultivate cannabis and its derivatives for scientific, medical and therapeutic purposes, empowered to engage directly, or through third parties to develop and establish cannabis plantations, and the production, industrialization and commercialization of its derivatives and byproducts;

WHEREAS, the Province of Jujuy Argentina has established the creation of a Provincial Program for the Promotion of Cannabis Production and Cultivation for Scientific, Medical and Therapeutic Purposes (the “Program”);

WHEREAS, significant to PNI, Cannava has entered into the Cooperative Agreement to retain PNI in a joint cooperative to facilitate the Program by establishing work associated with a Pilot Cultivation Plan, Industrial Cultivation Plan and Public Education and Communication Plan (the “Work”);

WHEREAS, the above parties each have unique capabilities which are complementary, and which are not independently available within either of their respective companies; and

WHEREAS, the above parties wish to enter into this Agreement in order to develop the best management and technical approach to the Program and completion of the Work;

NOW, THEREFORE, the parties hereby agree as follows:

1. SCOPE OF EFFORT

(a) PROGRAM PROPOSALS:

During the term of this Agreement, PNI as the contracting party with Cannava, shall, from time to time, as required under the Cooperative Agreement, submit proposals for the Program to Cannava and will include Manager as subcontractor for its portion of the Work as delineated in Exhibit A. Manager shall use its best efforts to assist PNI in submitting the proposals for the Program through its endeavors in the areas of Work described in the attached Exhibit A as follows: Manager will cooperate with PNI (i) to provide such assistance as may be required during the pre-proposal, proposal and post-proposal stages, (ii) to furnish proposal material including manuscripts, graphic material and cost and pricing data backup information as appropriate, (iii) to raise all funds for the Work to be completed under the Program; (iv) to assure availability of management and technical personnel, and (v) to submit management, technical and cost proposal materials and proposal clarifications within the time frames requested by PNI. PNI will identify Manager as a proposed subcontractor and contributor to the proposal effort in both the proposal and in communications with Cannava and identify the areas of Work attributable to Manager as set forth in Exhibit A. PNI will keep Manager informed of communications with Cannava relating to the areas of Work attributable to Manager. It is understood that PNI shall be the sole contact with Cannava in the performance of this Agreement, but that Manager shall be in charge of all operations in Argentina.

(b) PROGRAM PERFORMANCE ACTIVITIES

PNI will subcontract with Manager that portion of the Work as described in Exhibit A, provided that Cannava approves or does not disapprove such a subcontract. PNI and Manager shall thereafter work together jointly to come up with a plan to accomplish: (i) the required terms and conditions under the Program, (ii) assessing the applicable statutes or regulations under the Program and (iii) other terms and conditions as may be mutually be agreed upon. In the event Manager is unable to perform any Work under the Program or only a portion thereof, PNI shall have the right to enter into subcontracts with other business entities for the performance of the Work, which was to have been covered by the above referenced subcontract. PNI shall compensate Manager for its Work on the Program out of the proceeds of the Cooperative Agreement.

2. EXCLUSIVE EFFORT

For the term of this agreement, PNI and Manager mutually agree that Manager will team exclusively with PNI with regard to the Program, and will not collaborate with any other business entity regarding this Program.

3. PROPRIETARY INFORMATION

The party receiving the information described below shall be hereinafter referred to as the receiving party and the party furnishing the information the transmitting party. The receiving party agrees to keep in confidence and prevent the unauthorized disclosure to any person or persons outside its organization, and agrees further not to use for a purpose other than for which furnished (and then only with appropriate restrictions governing its use), any and all data and information including all data and information previously furnished by the transmitting party relating to the subject areas of expertise of the transmitting party to which the Program pertains. This includes all data and information which is designated in writing, or by appropriate stamp or legend, by the transmitting party to be of a proprietary nature. The receiving party shall not be liable for unauthorized disclosure of any such data or information if the same:

(a) is in the public domain at the time it was disclosed; or

(b) is known to the receiving party at the time of receipt; or

(c) is disclosed inadvertently despite the exercise of the same degree of care as the receiving party takes to preserve and safeguard its own proprietary information, provided also that any person having access to such information shall be advised of the contents of this Agreement; or

(d) is disclosed with a written approval of the transmitting party; or

(e) was independently developed by the receiving party; or

(f) becomes known to the receiving party from a source other than the transmitting party who is legally entitled to such information without breach of this Agreement; or

(g) was not identified in writing, or by application of the appropriate identifying stamp or legend, as proprietary information subject to this Agreement; or

(h) is disclosed more than (3) years after it was first received under this Agreement.

Each party shall designate in writing the individual or individuals authorized to receive proprietary information under this Agreement and either party may change its designation by written notice to the other.

4. TERMINATION

This Agreement and all rights and duties hereunder, except those under paragraph 3, above, cease and terminate upon the first to occur of the following events:

(a) in the event of a disapproval of the PNI subcontract to Manager by Cannava.

(b) the expiration of three (3) years from the effective date of this Agreement but it will automatically renew for successive a one (1) year terms, until terminated by mutual agreement of the parties.

5. EXPENSES

Each party shall bear their own expenses. Until Manager has capital for its own expenses, Manager shall reimburse PNI for any and all expenses that it incurs on its behalf.

6. PUBLICITY

No publicity or advertising regarding any proposal or contract under the Program or relating to this Agreement shall be released without prior approval of PNI, except that this Agreement may be made known to Cannava.

7. NEGATION OF FORMATION OF A BUSINESS ORGANIZATION

This Agreement shall not constitute, create, or in any way be interpreted as a partnership, joint venture or formal business organization of any kind.

8. ASSIGNMENTS

Neither party may assign or transfer its interest herein without the prior written consent of the other. This approval requirement shall not apply to the assignment to any successor corporation in the event of a merger or consolidation. Any consent required shall not be unreasonably withheld.

9. COMPLIANCE WITH LAW

The parties shall comply with all applicable international, federal, state and local laws.

10. LIMITATION OF LIABILITY

Neither party shall be liable to the other for any indirect, incidental, special or consequential damages, however caused, whether as a consequence of the negligence of the one party or otherwise.

11. SEVERABILITY

If any provision of this Agreement or part of such provision is or becomes invalid or unenforceable, then the remaining provisions hereof shall continue to be effective.

12. WAIVERS

No waiver by a party of any of its rights or remedies shall be construed as a waiver by such party of any other rights or remedies that such party may have under this Agreement.

13. ENTIRE AGREEMENT

This Agreement contains the entire Agreement between the parties with respect to the Program and supersedes any previous understanding, commitments, or agreement, oral or written. This Agreement shall not be amended nor shall any waiver of any right hereunder be effective, unless set forth in a document executed by duly authorized representatives of both Manager and PNI. The laws of the State of Nevada shall govern the validity, construction, scope and performance of this Agreement.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed on the date noted above.

GLFI, INC.

By:	Brett H. Pojunis
Its:	Director and Secretary

PLAYERS NETWORK INC.

By:	Mark Bradley
Its:	Chairman and CEO

EXHIBIT “A”

STATEMENT OF WORK

FOR

CANNAVA

This Exhibit A specifies the work share and roles and responsibilities between PNI and Manager during the Cooperative Agreement with Cannava. As an exclusive subcontractor to PNI, Manager agrees to provide the support specified herein to help PNI in submitting a plan to fulfill the Work under the Program.

PNI will act as the go-between with Manager and Cannava under the Cooperative Agreement. PNI shall contribute all rights under the Cooperative Agreement to Manager to ensure that Manager is able to accomplish its tasks. Specifically, PNI shall contribute approximately 400 acers of farming land to cultivate cannabis to be extracted and sold to the world market. In addition to the 400 acers there will be other such infrastructure to support the project. This infrastructure includes legal, accounting, offices and processing centers located outside the main farm, in San Salvador Jujuy, the free Zone and in Buenos Aries

In time, the parties understand that PNI shall eventually hand over its role to a Malta corporation to be set up in the future and will operate under the name Green Leaf Farms South America (GLFSA). This corporation will eventually operate out of Buenos Aries Argentina and manage all of the PNI assets in South America.

Manager shall provide all management needed to operate the Jujuy on a day to day basis. GLFI, will be providing all funding for the project in consideration of certain financial privileges that include 80/20 split of profits in GLFI favor. Profits will be distributed once the company is cash flow positive and intended to pay back investors who purchase preferred shares in the venture. Once all preferred shares have all be redeemed, the split between PNI and Manager shall be adjusted to a 50/50 split.

Accounting will follow all GAPP rules and provided unaudited financials on a quarterly basis with the eventual goal to have GLIF become fully reporting on a national exchange.